SCHEDULE 14A INFORMATION

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

[X]      Filed by the Registrant
[ ]      Filed by a Party other than the Registrant

Check the appropriate box:

[ ]      Preliminary Proxy Statement        [ ]   Confidential, for the Use of
[x]      Definitive Proxy Statement               the Commission Only (as
[ ]      Definitive Additional Materials          permitted by Rule 14a-6(e)(2))
[ ]      Soliciting Material Pursuant to
         ss240.14a-11(c) or ss240.14a-12


                              WEINER'S STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         (2)     Aggregate number of securities to which transaction applies:


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[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange
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         fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


         (1)      Amount Previously Paid:


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
                              WEINER'S STORES, INC.
                               6005 WESTVIEW DRIVE
                                HOUSTON, TX 77055
                                 (713) 688-1331
    ------------------------------------------------------------------------

           NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  JUNE 25, 1998
                          ----------------------------

TO THE STOCKHOLDERS OF
WEINER'S STORES, INC. :

         Notice is hereby given that the Annual Meeting of Stockholders of Weiner's Stores, Inc. (the "Company") will be held at Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, TX 77060 on Thursday, June 25, 1998 at 8:30 A.M. local time (the "Annual Meeting"), for the following purposes:

         1. To elect the seven members of the Board of Directors, each to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

         2. To ratify the appointment of independent public accountants for the Company and its subsidiary for the fiscal year ending January 30, 1999; and

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The accompanying Proxy Statement contains further information with respect to these matters.

The Company has fixed the close of business on May 4, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of Common Stock of the Company represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder's proxy, the proxy will be voted FOR the nominees for director named in the attached Proxy Statement and FOR the ratification of the appointment of the independent public accountants for the Company and its subsidiary named in such Proxy Statement. The list of stockholders of the Company may be examined at the offices of the Company at 6005 Westview Drive, Houston, Texas 77055.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.


                                           By Order of the Board of Directors


                                           Raymond J. Miller
                                           Secretary

May 27, 1998

                              WEINER'S STORES, INC.
                               6005 WESTVIEW DRIVE
                                HOUSTON, TX 77055
                                 (713) 688-1331
            ---------------------------------------------------------

                                 PROXY STATEMENT

        FOR 1998 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 25, 1998

         This Proxy Statement is being furnished by the Board of Directors (the "Board" or "Board of Directors") of Weiner's Stores, Inc., a Delaware corporation (the "Company"), 6005 Westview Drive, Houston, TX 77055, in connection with the solicitation of proxies by the Board from such stockholders for the Annual Meeting of Stockholders of the Company to be held on June 25, 1998, at 8:30 A.M. local time at Wyndham Greenspoint Hotel, 12400 Greenspoint Drive, Houston, TX 77060, or any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), entitled to vote thereat will be necessary to constitute a quorum.

         The Company has fixed the close of business on May 4, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were outstanding and entitled to vote 19,000,000 shares of Common Stock, which is the Company's only class of voting securities. Abstentions and broker non-votes will be counted in determining whether a quorum is present. Each stockholder is entitled to one vote for each share of Common Stock held of record. A plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the seven nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election by the holders of record of Common Stock on the Record Date shall be the duly elected directors upon completion of the vote tabulation at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to the stockholders for their consideration. Abstentions will be considered present for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter voted upon. Broker non-votes will not be considered present for purposes of calculating the vote.

         Votes will be tabulated by American Stock Transfer & Trust Company, the transfer agent and registrar for the Common Stock, and the results will be certified by one or more inspectors of election who are required to resolve impartially any interpretive questions as to the conduct of the vote (the "Inspector(s) of Election"). In tabulating votes, a record will be made of the number of shares voted for each nominee or other matter voted upon, the number of shares with respect to which authority to vote for that nominee or such other matter has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

         All shares of Common Stock represented by properly executed proxies in the accompanying form will be voted at the Annual Meeting in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any such proxies do not contain voting instructions, the shares of Common Stock represented by such proxies will be voted FOR PROPOSALS 1 AND 2. The Board of Directors is not aware of any business to be brought before the Annual Meeting other than as indicated in the accompanying notice, but it is intended that, as to any other such business properly coming before the Annual Meeting, votes may be cast pursuant to such proxies in accordance with the judgment of the persons acting thereunder.

         Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company at the address above of written notice of such revocation; (b) receipt by the Secretary of the Company at the address above of a duly executed proxy bearing a later date; or (c) appearance by the stockholder at the Annual Meeting and notice by such stockholder of revocation of such proxy given to the Inspector(s) of Election.

         This Proxy Statement is expected to be first mailed or delivered to stockholders of the Company entitled to notice of the Annual Meeting on or about June 2, 1998.

         The date of the Proxy Statement is May 27, 1998.

                            OWNERSHIP OF COMMON STOCK
                                  BY DIRECTORS,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information concerning the beneficial ownership as of March 31, 1998 of Common Stock by (a) each stockholder known by the Company to own beneficially in excess of five percent of the Common Stock, (b) each executive officer named in "Executive Compensation -- Summary Compensation Table" and each member of the Board of Directors and (c) all such executive officers and members of the Board of Directors as a group. Except as otherwise indicated, to the best knowledge of the Company, all persons listed below have (i) sole voting power and investment power, except to the extent that authority is shared by spouses under applicable law, and (ii) both record and beneficial ownership with respect to the shares of Common Stock indicated as being beneficially owned by them.

                       Name of                                        Number of Shares                     Estimated
                  Beneficial Owner                                   Beneficially Owned             Percentage Ownership (1)
                  ----------------                                   ------------------             ------------------------
Chase Bank of Texas ...............................                      8,558,252                            44.8%
707 Travis Street
Houston, Texas  77002

Magten Asset Management Corp. (2)..................                      1,233,110                             6.5%
35 East 21st Street
New York, New York  10010

Pengo Securities Corp.(3).................................
885 Third Avenue                                                         1,135,435                             5.9%
New York, New York 10022

Herbert R. Douglas (4).............................                        243,333                                *

Raymond J. Miller (5)..............................                         80,000                                *

Jerome L. Feller (5)...............................                         80,000                                *

James L. Berens (5)................................                         40,000                                *

Joseph J. Kassa (5)................................                         40,000                                *

Michael G. Klaiman (5).............................                             --                               --

Merwin F. Kaminstein...............................                             --                               --

Randall L. Lambert.................................                             --                               --

Gasper Mir.........................................                             --                               --

F. Hall Webb (6)...................................                            (6)                              (6)

Melvyn L. Wolff....................................                             --                               --

All directors and named executive officers as a group                    9,041,585                            47.4%
      (11 persons) (4),(5),(6).....................


--------------------------------------
* Less than one percent of the Common Stock.

(1) Based on the total number of shares of Common Stock required to be issued pursuant to the Company's Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated June 24, 1997, as amended (the "Plan"). The Plan required the Company to issue an aggregate of 18,600,000 shares of Common Stock (excluding 400,000 shares of Restricted Stock issuable pursuant to the Weiner's Stores, Inc. 1997 Stock Incentive Plan (the "Stock Plan")), assuming the allowed amount of all claims filed against the Company by its general unsecured creditors will not exceed $85,200,000, the Company's current estimate of the total amount needed to settle such claims. As of March 31, 1998, approximately 319,000 shares of Common Stock are held in a Reserve pending the resolution of certain Disputed Claims pursuant to the Plan.

(2) Magten Asset Management Corp. is a registered investment advisor that manages a number of discretionary accounts including Magten Partners, LP, Magten Group Trust, The Saturn Fund, and Hughes Master Retirement Trust. Magten Asset Management Corp. disclaims any beneficial ownership of such Common Stock.

(3) Pengo Securities Corp. is a registered investment advisor that manages a number of discretionary accounts including Pengo, L.L.C., Pengo Industries, Inc., RDS Group Holdings, Inc., SDR Group Holdings, Inc., and Randall D. Smith.

(4) Includes 160,000 shares of Common Stock granted pursuant to the Stock Plan and 83,333 shares of Common Stock issuable pursuant to options granted pursuant to the Stock Plan which are currently exercisable. Does not include 166,667 shares of Common Stock issuable pursuant options granted pursuant to the Stock Plan, none of which options are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement. See "Option Grants in Fiscal Year 1997."

(5) Does not include shares of Common Stock issuable pursuant to options granted to members of management, including Messrs. Miller (125,000), Feller (125,000), Berens (75,000), Kassa (75,000) and Klaiman (25,000),
      respectively, in each case pursuant to the Stock Plan, none of which options are currently exercisable or will become exercisable within 60 days of the date of this Proxy Statement. See "Option Grants in Fiscal Year 1997."

(6) Mr. Webb, who is a Director of the Company, is Senior Vice President of Chase Bank of Texas and may therefore be deemed to share beneficial ownership of the 8,558,252 shares of Common Stock shown as beneficially owned by Chase Bank of Texas. Mr. Webb disclaims beneficial ownership of such shares of Common Stock.

                        PROPOSAL 1. ELECTION OF DIRECTORS

      The Company's Board currently consists of seven directors. The terms of all directors named below expire at the Annual Meeting, and all such directors are standing for re-election. Accordingly, the nominees for director are Herbert
R. Douglas, Raymond J. Miller, Merwin F. Kaminstein, Randall L. Lambert, Gasper Mir, F. Hall Webb and Melvyn L. Wolff. The directors to be elected at the Annual Meeting will serve until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal.

      It is intended that the proxies received from the holders of Common Stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of Messrs. Douglas, Miller, Kaminstein, Lambert, Mir, Webb and Wolff. If, for any reason, any of the nominees for director shall become unavailable for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

      For information concerning the number of shares of the Company's Common Stock owned by each director, each nominee for director, and all directors and executive officers as a group as of March 31, 1998, see "Ownership of Common Stock by Directors, Officers and Certain Beneficial Owners." There are no family relationships between any directors and executive officers of the Company.



DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth the names, ages, and positions with the Company of executive officers and members of the Board of Directors, as well as the year each joined the Company and/or its Board:

                                       Year Joined
           Name                  Age      Company                             Position Held
--------------------------     ------ -------------  -------------------------------------------------------------
Herbert R. Douglas........       56        1995      Chairman, President, Chief Executive Officer and Director
Raymond J. Miller.........       46        1995      Vice President, Chief Financial Officer and Director
Jerome L. Feller..........       57        1995      Vice President, General Merchandise Manager
James L. Berens...........       49        1996      Vice President, Stores
Joseph J. Kassa...........       42        1996      Vice President, Marketing, Sales Promotion and Real Estate
Merwin F. Kaminstein......       63        1997      Director
Randall L. Lambert........       40        1997      Director
Gasper Mir................       51        1997      Director
F. Hall Webb..............       49        1997      Director
Melvyn L. Wolff...........       67        1997      Director


         Messrs. Douglas and Miller are the only members of the Board who are also officers of the Company. Each of the remaining directors listed below became a member of the Board of Directors on August 26, 1997.

         The Board of Directors elects officers to hold office until the next annual meeting of the Board of Directors or until their successors are elected, or until their resignation or removal. The Chairman may appoint additional officers to hold office until their successors are appointed, or until their resignation or removal. The current officers were most recently elected by the Board of Directors on September 4, 1997. No family relationships exist among the directors and executive officers of the Company.

         Herbert R. Douglas, Chairman, President, Chief Executive Officer and Director. Mr. Douglas has served as a Director of the Company and as Chief Executive Officer and President since December 1995 and was elected as Chairman of the Board of Directors in September 1997. Mr. Douglas served as President and Chief Executive Officer of Jamesway Corporation, a New Jersey-based discount store chain, from 1994, beginning after the commencement of its bankruptcy proceedings under Chapter 11 of the Bankruptcy Code, and continuing through its emergence from Chapter 11 reorganization and until its liquidation under Chapter 11 in 1995. Mr. Douglas served in various executive positions in merchandising for Bradlees, Inc., a Massachusetts-based discount store chain, from 1986 to 1994, most recently as Senior Vice President for Merchandising.

         Raymond J. Miller, Vice President, Chief Financial Officer and Director. Mr. Miller has served as a Director of the Company since August 1997 and has held his current position since January 1996. Mr. Miller served as Chief Financial Officer from February 1995 until January 1996. Mr. Miller served as Executive Vice President Finance and Operations of Carlisle Retailers, Inc., an Ohio-based specialty retail store chain, from 1988 to 1995. Carlisle Retailers, Inc. commenced bankruptcy proceedings under Chapter 11 of the Bankruptcy Code in 1993 and emerged from Chapter 11 reorganization in 1994. Prior to his service with Carlisle Retailers, Inc., he served as Vice President - North America Operations of Industrial Equity Pacific Limited, a Hong Kong-based international investment firm.

         Jerome L. Feller, Vice President, General Merchandise Manager. Mr. Feller has served as Vice President, General Merchandise Manager since December 1995. Mr. Feller served as Senior Vice President, General Merchandise Manager of Jamesway Corporation, a New Jersey-based discount store chain, in 1995. From 1992 to 1994, Mr. Feller was owner and Chief Executive Officer of More For Less, Inc., a women's specialty clothing store in Florida.

         James L. Berens, Vice President, Stores. Mr. Berens has served as Vice President, Stores since January 1996. Mr. Berens served as Vice President Regional Store Management of Jamesway Corporation, a New Jersey-based discount store chain, in 1995. Mr. Berens served in various management positions for Caldor Corporation, a Connecticut-based discount store chain, from 1991 to 1994, most recently as District Store Manager.

         Joseph J. Kassa, Vice President, Marketing, Sales Promotion and Real Estate. Mr. Kassa has served as Vice President, Marketing, Sales Promotion and Real Estate since April 1997. Prior thereto, Mr. Kassa served as Vice President, Marketing and Sales Promotion since February 1996. Mr. Kassa served as Senior Vice President of Advertising, Marketing and Sales Promotion of Jamesway Corporation, a New Jersey-based discount store chain, from 1991 to 1995. Prior to his service with Jamesway Corporation, he served as Vice President of Marketing and Advertising with Consumers/Singers, a manufacturer and catalog retailer based in New Jersey.

         Merwin F. Kaminstein, Director. Mr. Kaminstein is Chairman of the Board of Brookstone Company, Inc. ("Brookstone"), a specialty retail store chain based in Massachusetts. From 1990 until 1995, Mr. Kaminstein served Brookstone as Chairman of the Board and Chief Executive Officer. Prior to his employment with Brookstone, Mr. Kaminstein was an independent consultant and a partner at the Pyramid Companies, a retail real estate development company based in upstate New York.

         Randall L. Lambert, Director. Mr. Lambert is the Senior Managing Director of Chanin Kirkland Messina LLC, a distressed and specialty situation brokerage firm based in New York. Mr. Lambert is currently a director of Today's Man Inc., a publicly traded retailer of men's apparel. Prior to his service with Chanin Kirkland Messina LLC, he served as Managing Director of Private Transactions of BDS Securities, LLC, a distressed and specialty situation brokerage firm based in New York, from 1995 to 1997. Mr. Lambert served as Vice President of Brian M. Enterprises, Inc., an investment banking firm in Millburn, New Jersey, from 1993 to 1995.

         Gasper Mir, Director. Mr. Mir is the founder of the professional accounting firm of Mir-Fox & Rodriguez, P.C., based in Houston, Texas, and has served as its President since 1983.

         F. Hall Webb, Director. Mr. Webb has served as Senior Vice President with Chase Bank of Texas based in Houston, Texas, since 1987. Mr. Webb held various executive positions with Chemical Bank/Chase Bank from 1973 to present.

         Melvyn L. Wolff, Director. Mr. Wolff is the Chairman of the Board and Chief Executive Officer of Star Furniture Company, a furniture retailer based in Texas. He has held both positions for over five years, prior to which he was the owner and President for 30 years.

DIRECTOR COMPENSATION

         Directors of the Company who are not employees of the Company are paid by the Company compensation which consists of (i) a $25,000 annual retainer,
(ii) a $2,000 per meeting fee for attendance in person and (iii) a $3,000 Committee Chairman retainer. The annual retainer is designed to cover the annual stockholders meeting, regular Board meetings, and up to six telephonic meetings. Separate compensation is not payable for committee meetings, although directors are entitled to reimbursement for expenses incurred in attending Board and committee meetings, including expenses for travel, food and lodging.

BOARD OF DIRECTORS

         The Board met three times during the fiscal year ended January 31, 1998 and took action by unanimous written consent on two occasions. Further information concerning the Board's standing committees appears below.

AUDIT COMMITTEE

         The Audit Committee consists of three directors independent of management and free of any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. The Audit Committee recommends the selection of the Company's independent auditors, periodically reviews the adequacy of the Company's internal financial controls, reviews with the Company's independent auditors the annual audit, and periodically reviews the terms of material transactions between the Company and its affiliates and subsidiaries. The Audit Committee currently consists of Messrs. Mir, as its chairman, Webb and Lambert. The Audit Committee, which was formed following the establishment of the Board on August 26, 1997, did not meet in fiscal 1997.

COMPENSATION COMMITTEE

         The Compensation Committee consists of three directors independent of management, and its function includes administration of the Stock Plan and other management compensation matters. The Compensation Committee currently consists of Messrs. Wolff, as its chairman, Kaminstein and Mir. During fiscal 1997, the Compensation Committee met four times.

EXECUTIVE COMMITTEE

         The Executive Committee consists of three directors and functions such that, between meetings of the Board of Directors, it has and may exercise, except as otherwise provided by law, all the powers of the Board of Directors in the management of the property, business and affairs of the Company. The Executive Committee currently consists of Messrs. Douglas, as its chairman, Webb and Wolff. The Executive Committee, which was formed following the establishment of the Board on August 26, 1997, did not meet in fiscal 1997.

NOMINATING COMMITTEE

         The Company has no Nominating Committee, and such functions will be performed by the Executive Committee, which will recommend to the Board of Directors the names of persons to be nominated for election as members of the Board of Directors of the Company.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Common Stock was registered pursuant to Section 12 (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in May 1998. The Company had no class of equity securities registered pursuant to Section 12 of the Exchange Act during fiscal 1997.

EXECUTIVE COMPENSATION

Summary Compensation Table

            The following table sets forth the cash and non-cash compensation for the Company's last completed fiscal year, to the extent applicable, earned by (i) the Chairman, President and Chief Executive Officer, (ii) the four other most highly compensated executive officers of the Company who were serving as executive officers of the Company on January 31, 1998 and (iii) one additional individual who would have been included among the four other most highly compensated executive officers of the Company for the fiscal year ended January 31, 1998 but for the fact that such individual was not serving as an executive officer of the Company on January 1, 1998.

                                                                                                 Long-Term
                                                                                               Compensation
                                                                                          ----------------------
                                                        Annual Compensation                       Awards
                                             -------------------------------------------- ----------------------
                                                                                          Restricted  Securities
                                                                            Other           Stock     Underlying
                                                                            Annual          Awards     Options/       All Other
                                               Salary($)       Bonus($)  Compensation ($)   ($)(1)    SARS(#)(2)  Compensation($)(3)
                                             -------------------------------------------- ------------------------------------------
Herbert R. Douglas.....................       $  450,000     $   100,000   $   3,681       $ 184,000     250,000      $       995
 Chairman, President and Chief
 Executive Officer

Raymond J. Miller.....................           200,000               -           -          92,000     125,000              525
 Vice President and Chief
Financial
 Officer

Jerome L. Feller.......................          200,000               -       2,100          92,000     125,000            1,125
 Vice President, General
 Merchandise Manager

James L. Berens........................          156,928               -           -          46,000      75,000              525
 Vice President, Stores

Joseph J. Kassa........................          131,986               -      17,676          46,000      75,000              308
 Vice President, Marketing, Sales
 Promotion and Real Estate

Michael G. Klaiman..................             150,000               -           -               -      25,000              513
 Divisional Merchandise Manager


-------------------------------

(1) As of January 31, 1998, the executive officers of the Company held, in aggregate, 400,000 shares of restricted Common Stock, the aggregate value of which, based on a valuation of $1.15 per share, which is the Company's estimate of the fair market value per share of Common Stock as of January 31, 1998, was $460,000. The Stock Plan Committee (as hereinafter defined) granted the restricted stock awards hereinabove set forth (i.e., a total of 400,000 shares of Common Stock) to the named executive officers in September 1997 pursuant to the Plan. One hundred percent of each stock award will become transferable on January 15, 2000, except that one hundred percent of the stock award granted to Mr. Douglas will become transferable on January 15, 1999. In addition, such stock awards will become transferable upon a "change in control" of the Company, as defined in the Stock Plan. The respective named executive officers shall have the right to receive, in respect of their restricted Common Stock as set forth above, any dividends paid with respect to Common Stock.

(2) Options were granted in September 1997 and November 1997 pursuant to the Stock Plan. See " - Option Grants in Fiscal Year 1997."

(3) Reflects the dollar value of insurance payments by the Company with respect to term life insurance for the benefit of each named executive officer.

EMPLOYMENT AGREEMENTS

         Herbert R. Douglas. On December 5, 1995, the Company entered into an employment agreement with Mr. Douglas, as President and Chief Executive Officer of the Company, which was subsequently amended on May 1, 1997 (as amended, the "Douglas Agreement"). The Douglas Agreement terminates on January 31, 1999. The Douglas Agreement provides that Mr. Douglas will receive a base salary of not less than $450,000 per year. In addition, Mr. Douglas is entitled to performance bonuses as follows in each of fiscal years 1997 and 1998: (1) 3% of first $2 million of EBIT; plus (2) 4% of next $3.5 million of EBIT in excess of $2 million (i.e., total potential performance bonus of $200,000 each fiscal year); plus (3) an amount equal to the amount calculated pursuant to (2), provided that aggregate amount of performance bonuses under (3) shall not exceed $300,000 during the term of the Douglas Agreement. For fiscal 1997 Mr. Douglas was guaranteed a minimum performance bonus of $100,000. Performance bonuses (1) and
(2) are earned if Mr. Douglas is employed as of October 31 of each fiscal year and are payable 30 days after completion of audited financial statements for each fiscal year. Performance bonuses earned pursuant to (3) shall be earned if Mr. Douglas is employed on October 31 of each fiscal year but shall be payable 30 days after completion of audited financial statements for fiscal year 1998. The minimum portion of the performance bonus for fiscal year 1997 was paid on the first business day of January 1998.

         Raymond J. Miller. On February 24, 1995, the Company entered into an employment agreement with Mr. Miller as Chief Financial Officer of the Company which was subsequently amended on April 7, 1995 and May 1, 1997 (the "Miller Agreement"). Such amended employment agreement terminates on January 31, 2000. Pursuant to the Miller Agreement, Mr. Miller was paid a base salary of $200,000 for fiscal 1997 and will be paid a base salary of $220,000 per year thereafter.

         Jerome L. Feller. On December 13, 1995, the Company entered into an employment agreement with Jerome L. Feller as General Merchandise Manager and Vice President which was subsequently amended May 1, 1997 (the "Feller Agreement"). The Feller Agreement terminates on January 31, 2000. Pursuant to the Feller Agreement, Mr. Feller was paid a base salary of $200,000 for fiscal 1997 and will be paid a base salary of $220,000 per year thereafter.

         Other Employment Agreements. The Company has entered into agreements with certain key employees in an effort to retain the continuity of the core management team for a meaningful period following the effective date of the Plan on August 26, 1997. In addition, with respect to certain of its officers, other than Messrs. Douglas, Miller and Feller, the Company has, while not in any way altering such employees' employment at will status, provided for a separation payment equal to twelve months base salary in the event of their termination other than for cause. The Company has also in respect to certain key employees, while not in any way altering such employees' employment at will status, provided for a separation payment equal to six months base salary in the event of their termination other than for cause. The purpose of such agreements is to provide the Company with continuity of management by providing its officers and key employees with appropriate assurances of employment security sufficient to allow them to concentrate on their duties for the Company without distraction.

         The above-mentioned agreements, including the employment agreements of Messrs. Douglas, Miller and Feller, provide for lump-sum severance payments if the executives or key employees are terminated to other than cause (as such term is defined in each respective agreement). The lump-sum severance payment equals 200% of base salary plus bonus in the case of Mr. Douglas, 100% of base salary in the cases of Messrs. Miller, Feller, Kassa and Berens and 50% of base salary of Mr. Klaiman. In the event that all of the executives and key employees were terminated, the Company's aggregate lump-sum severance payment obligation would be approximately $1,750,000.

OPTION GRANTS IN FISCAL YEAR 1997

         The following table sets forth information concerning the stock options granted during fiscal 1997 under the Stock Plan to the named executive officers:

                                  Number of                                            Potential Realizable Value at
                                  Securities      % Total                              Assumed Annual Rates of Stock
                                  Underlying      Options     Exercise                             Price
                                   Options       Granted to    Price      Expiration    Appreciation for Option Term
           Name                 Granted (#)(1)    Employees   ($/Sh)(2)      Date           5% ($)         10% ($)
           ----                ---------------- ------------ ----------- ------------- --------------- --------------
Herbert R. Douglas......            250,000         27.8      $1.15          09/04/07       $180,807       $458,201
Raymond J. Miller.......            125,000         13.9       1.15          09/04/07         90,404        229,100
Jerome L. Feller........            125,000         13.9       1.15          09/04/07         90,404        229,100
James L. Berens.........             75,000          8.3       1.15          09/04/07         54,242        137,460
Joseph J. Kassa.........             75,000          8.3       1.15          09/04/07         54,242        137,460
Michael G. Klaiman......             25,000          2.8       1.15          09/04/07         18,081         45,820


--------------------------------
(1) One-third of the options for Mr. Douglas vested on January 15, 1998 and the remainder will vest on January 15, 1999. All other options vest equally over three years, at a rate of one-third of such options per year on each anniversary of the date of the grant, beginning one year from the date of the grant. All options expire in ten years. The Stock Plan provides for an acceleration of the vesting in the event of a change in control (as therein defined).

(2) Pursuant to the Stock Plan, the exercise price of the options shall not be less than 100% of the Fair Market Value (as therein defined) on the date the stock option is granted.

         The options listed above were the only options covering the Company's securities held as of January 31, 1998 by the persons named. Other than the 83,333 options for Mr. Douglas that vested on January 15, 1998, none of the options is currently exercisable.

INCENTIVE COMPENSATION PLAN

         In January 1996, the Company adopted a Management Incentive Compensation Plan (the "Incentive Compensation Plan") for the purpose of maximizing operating results of the Company by instilling in key employees a sense of participation in the Company's success. Pursuant to the Incentive Compensation Plan, cash awards are payable based upon the Company meeting pre-determined earnings before depreciation and amortization, interest, taxes and reorganization items amount. No cash awards were earned in 1997.
The Company intends to continue the Incentive Compensation Plan.

PENSION PLAN

         The Company sponsors a profit sharing plan for its employees. Contributions to the profit sharing plan are at the discretion of the Board of Directors and are limited to the amount deductible under the Internal Revenue Code of 1986, as amended (the "Tax Code").

         The Company also sponsors a 401(k) defined contribution plan that covers all salaried employees. Employees may contribute up to 15% of their compensation for any year. Company contributions are at the discretion of the Board of Directors.

STOCK INCENTIVE PLAN

         The Board of Directors has adopted the Stock Plan, which became effective on August 26, 1997, and which is administered by the Compensation Committee of the Board of Directors (the "Stock Plan Committee"), which consisted of at least three Board Members who were "disinterested persons" (as such term is defined in the rules and regulations under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The Stock Plan in intended to provide incentives to eligible employees to remain employed by the Company and achieve the performance goals and objectives of the Company.

The Chief Executive Officer and 38 other officers and other management employees (collectively, the "Eligible Employees") were deemed by the Stock Plan Committee to be eligible to participate in the Stock Plan. Pursuant to the Stock Plan, the Stock Plan Committee in September 1997 and November 1997 granted Eligible Employees, subject to vesting, incentive stock options to purchase 900,000 shares of Common Stock. Also, in September 1997, pursuant to the Plan, the Stock Plan Committee granted stock awards to the following persons in the following total numbers of shares of Common Stock:

                                            Name and Title                                     Total
                -----------------------------------------------------------------------    --------------
                Herbert R. Douglas,  .................................................           160,000
                          Chairman, President and Chief  Executive Officer

                Raymond J. Miller,....................................................            80,000
                          Vice President and Chief Financial Officer

                Jerome L. Feller,  ...................................................            80,000
                          Vice President, General Merchandise Manager

                Joseph J. Kassa,  ....................................................            40,000
                          Vice President, Marketing, Sales Promotion and Real Estate

                James L. Berens,  ....................................................            40,000
                          Vice President, Stores                                           --------------

                TOTAL                                                                            400,000
                                                                                           ==============

         One hundred percent of each stock award shall become transferable on January 15, 2000, except that one hundred percent of the stock award granted to Mr. Douglas shall become transferable on January 15, 1999. The stock awards granted to Messrs. Douglas, Miller, Feller, Kassa and Berens shall become transferable upon a "change of control" of the Company, as defined in the Stock Plan. These five individuals will also receive an additional amount from the Company equal to the income tax gross-up at such person's marginal tax rate in the year(s) that income on the stock award(s) resulting from the removal of restrictions on such stock award(s) becomes taxable. In addition, these five individuals have agreed to waive their right to make elections under Section 83(b) of the Tax Code with respect to such stock awards.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of three directors, all of whom are independent of management, and its function includes administration of the Stock Plan and other management compensation matters. The Compensation Committee currently consists of Mr. Wolff, as its chairman, Mr. Kaminstein and Mr. Mir, none of whom was, during fiscal 1997 or prior thereto, an officer or employee of the Company or of its subsidiary.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report concerning the specific factors, criteria and goals underlying decisions on payments and awards of compensation to each of the executive officers of the Company for fiscal 1997 is provided by the Compensation Committee of the Company's Board of Directors.

         The Compensation Committee was not formed until after August 26, 1997. Except with respect to (i) approval of amendments to the severance agreements between the Company and each of James L. Berens and Joseph J. Kassa to provide in each case for a severance payment equal to 12 months of such officer's then current salary and (ii) the granting of stock awards and stock options pursuant to the Plan and the Stock Plan, neither the Compensation Committee nor any other committee of the Board of Directors, or the Board as a whole, made any recommendations or decisions concerning compensation of the Company's executive officers during fiscal 1997. See " - Employment Agreements," " - Option Grants in Fiscal Year 1997" and " - Stock Incentive Plan." Going forward, recommendations regarding compensation of the Company's executive officers (other than the Chief Executive Officer) will be prepared by Herbert R. Douglas and submitted to the Compensation Committee of the Board of Directors for approval. Herbert R. Douglas and Raymond J. Miller, who are ad hoc members of the Compensation Committee, do not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to their own compensation, and do not vote on proposals before the Compensation Committee. With regard to the Chief Executive Officer, such compensation for fiscal 1997 was determined pursuant to the Douglas Agreement in accordance with the Plan. See " - Employment Agreements - Herbert R. Douglas." Going forward, decisions regarding compensation of the Company's Chief Executive Officer will be made by the Compensation Committee, subject to and in accordance with the Douglas Agreement and the Plan. Such decisions may be determined subjectively, and not necessarily tied to corporate performance, with consideration given to the Chief Executive Officer's level of responsibility and importance to the Company relative to other executives of the Company, his time served with the Company, individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company in the future. No fixed, relative weights are assigned to these subjective factors.

         The objectives of the Company's executive compensation policy are to align the interests of the stockholders and management while motivating and retaining key employees. The Company's executive compensation policies combine annual base compensation, incentive bonuses based on operating performance, and long term equity based incentives in order to achieve their overall objective. The Company believes that its programs, taken together, will attract and retain qualified executives who have a significant stake in the long term success of the Company.

         All compensation for the other executive officers will be determined annually by the Compensation Committee and may be increased based on (a) the contribution of the individual to the Company, (b) increases in the scope and complexity of the individual's primary responsibilities, (c) increases in the cost of living, (d) increases in competitive salaries and (e) individual performance and contributions to the successful implementation of significant initiatives that are expected to benefit the Company. Such decisions may be determined subjectively, and not necessarily tied to corporate performance. No fixed, relative weights are assigned to these subjective factors.

         Long-term incentives are provided by the grant of stock options. The purposes of these equity based incentives are to retain these employees and to align the long-term interests of management with the stockholders. Stock options are granted at their fair market value. Options vest over a period of time, as determined by the Compensation Committee. Factors determining stock option grants are similar to the factors determining increases in base pay.

         The Compensation Committee believes that the Company's overall compensation policies are appropriate to align the interests of management and the stockholders and to retain key executives.

              THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                            Melvyn L. Wolff, Chairman
                              Merwin F. Kaminstein
                                   Gasper Mir

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There are no relationships or related transactions between the Company and its officers, directors and other related parties, except for certain transactions and certain settlements related to the Chapter 11 as described below (i) with certain persons who on the August 26, 1997 (the "Effective Date") held five percent or more of the outstanding Common Stock and (ii) with persons who were formerly members of the Board of Directors. Each such transaction and settlement was negotiated on an arms length basis.

         Transactions and Settlements with Chase Bank of Texas. In respect to claims of Chase against the Company, pursuant to the Plan of Reorganization, Chase was issued, on the August 26, 1997, 8,558,252 shares of Common Stock. Also on August 26, 1997, the Company and Chase entered into a Registration Rights Agreement. The Company executed and delivered a General Release to Chase. In consideration of such release, Chase has agreed to waive its claims, if any, for an administration expense on account of having made a substantial contribution pursuant to section 503(b) of the Bankruptcy Code.

         Settlement with Former Owners and Certain Matters of the Board of Directors. All of the outstanding Equity Interests (as defined in the Plan) were previously held by Messrs. Sol and Leon Weiner, members of their respective families or trusts for the benefit of immediate members of their respective families or relatives. Additionally, Messrs. Sol and Leon Weiner were previously members of the Board of Directors of the Company. Messrs. Sol and Leon Weiner retained, at their expense, certain professionals who provided them with independent advice in their capacities as members of the Board of Directors and as holders of Equity Interests. Based on the advice of their professionals regarding the potential value of the Company, it is the Company's understanding that, notwithstanding that the Plan does not provide for any distributions to holders of Equity Interest, Messrs. Sol and Leon Weiner believe that such value is sufficient to enable the Company to make distributions to both holders of Allowed Claims (as defined in the Plan) and holders of Equity Interests. Additionally, they had asserted Debenture Claims (as defined in the Plan) in the aggregate amount of $8,200,000 and Dividend Claims (as defined in the Plan) aggregating $1,100,000. It is the Company's further understanding that, as part of an overall resolution of issues and disputes regarding the treatment afforded to the Debenture Claims and the Dividend Claims pursuant to Sections 4.6(f) and 5.5(e) of the Plan, which provide for the allowance of the Debenture Claims in the aggregate amount of $5,860,000 and the disallowance of the Dividend Claims, respectively, and in consideration of the releases and exculpations provided in Sections 13.4, 13.5 and 13.7 of the Plan, Messrs. Sol and Leon Weiner were willing to forgo their arguments and positions regarding the potential value of the Company under the consensual treatment afforded to Debenture Claims under the Plan.

         The treatment afforded to the Debenture Claims and the Dividend Claims pursuant to Sections 4.6(f) and 5.5(e) of the Plan shall be deemed a compromise and settlement as of the Effective Date pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 of Causes of Action of the Debtor (as defined in the Plan) and the holders of Debenture Claims and in respect of the potential value of the Company.

         Debtors Limited Release of Directors and Officers. Section 13.4 of the Plan provides that as of the Effective Date, the Company shall be deemed to have waived and released its present and former directors and officers who were directors and officers, respectively, during the Chapter 11 Case and on or before the Commencement Date from any and all claims of the Company, including, without limitation, claims which the Company otherwise has legal power to assert, compromise or settle in connection with the Chapter 11 Case; provided, however, that Section 13.4 of the Plan shall not operate as a waiver or release of any claim (i) in respect of any loan, advance or similar payment by the Company to any such person and (ii) in respect or any contractual obligation owed by such person to the Company.

         Claim Holders' Release of Directors and Officers from Claims and Liabilities. Section 13.5 of the Plan provides that as of the Effective Date, each of the Company's present and former directors and officers who were directors and officers, respectively, during the Chapter 11 Case and on or before the Commencement Date (a "Released Director or Officer") shall be released and discharged from any and all claims, obligations, rights, Causes of Action and liabilities which any holder of a Claim against the Company may be entitled to assert, whether known or unknown, foreseen and unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring on or at any time prior to the Effective Date in any way relating to the Company, the Chapter 11 Case or the Plan; provided, however, such release shall not operate as a waiver or release of any claim (i) in respect of any loan, advance or similar payment by any holder of a Claim to a Released Director or Officer and (ii) in respect of any contractual obligation owed by a Released Director or Officer to a holder of a Claim; provided, further, however, a Released Director or Officer retains the right to assert and prosecute (x) any direct claim, counterclaim, cross-claim, separate action or similar claim against any entity which maintains that it has a Cause of Action against a Released Director or Officer that has not been released and discharged under the Plan of (y) any claim for indemnification, contribution or otherwise, however denominated, against any entity relating to any Cause of Action against a Released Director or Officer that has not been released and discharged under the Plan.. Each holder of a Claim, other than the United States of America, shall be deemed to have agreed to the provisions of Section 13.5 of the Plan, and shall be bound thereby, by reason of, among other things, its acceptance of the Plan and its receipt of any distributions under the Plan.

         Exculpation. In accordance with the Plan and subject to Sections 13.4 ("Debtor's Limited Release of Directors and Officers") and 13.5 ("Claims Holder's Release of Directors and Officers from Claims and Liabilities") of the Plan, neither the Company nor the Creditors Committee nor any of their respective members, officers, directors, employees, advisors or agents will have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, or arising our of, the Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for willful misconduct or gross negligence, and, in all respects, the Company, the Creditors Committee and each of their respective members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that nothing contained in the Plan shall exculpate, satisfy, discharge or release any claims against officers, directors, or employees of the Company in their individual capacities.

         Worthless Stock Deduction. The Company will have available certain net operating loss ("NOL") carryforwards and will utilize the same to offset taxable income. The ability of the Company to utilize such carryforwards may be adversely affected by the actions of the equity security holders of the Company in taking worthless stock deductions with respect to the Equity Interests in the Company during certain tax years. Accordingly, the Company received from "50-percent shareholders" of the Company (as that term is defined in the Tax
Code) and executed stipulation, approved by the Bankruptcy Court, pursuant to which they will agree not to claim a worthless stock deduction for any taxable year of such stockholders ending prior to the Effective Date.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AS SET FORTH IN THIS PROPOSAL 1.


                     PROPOSAL 2. RATIFICATION OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members is an officer of the Company, the Board of Directors has appointed Ernst & Young LLP, independent auditors, as the principal independent auditors of the Company and its subsidiary for fiscal year 1998 ending January 30, 1999. Ernst & Young LLP has no investment in the Company or its subsidiary. It is intended that such appointment be submitted to the stockholders for ratification at the Annual Meeting. Deloitte & Touche LLP previously served as the Company's auditors. If the appointment of Ernst & Young LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will consider whether to appoint other independent auditors.

         It is expected that representatives of both Ernst & Young LLP and Deloitte & Touche LLP will be present at the Annual Meeting with an opportunity to make a statement should they desire to do so and to respond to appropriate questions from stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
 DISCLOSURE

         On May 20, 1998, the Company dismissed the accounting firm of Deloitte & Touche LLP, which had previously been engaged as the Company's independent auditors to audit the Company's financial statements. Deloitte & Touche LLP's reports on the Company's financial condition for balance sheets as of January 31, 1998 and January 25, 1997, and the related statements of operations, changes in stockholders' equity (deficiency) and of cash flows for the twenty-three weeks ended January 31, 1998, the thirty weeks ended August 25, 1997, and the years ended January 25, 1997 and January 27, 1996 did not contain any adverse opinion or disclaimer of opinion, and such reports were not modified or qualified as to uncertainty, audit scope or accounting principles, except that Deloitte & Touche LLP's reports on the Company's financial condition for the fiscal years ended January 25, 1997 and January 27, 1996 contained a going concern qualification. Furthermore, during the aforementioned periods, the Company had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report(s).

         On May 20,1998, the Company retained the accounting firm of Ernst & Young LLP as its new independent auditors to audit the Company's financial statements for fiscal year 1998 ending January 30, 1999.

         The decision to change accounting firms was recommended by the Audit Committee of the Company's Board of Directors and approved by the Company's Board of Directors.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1998 ENDING JANUARY 30, 1999.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no matters, which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company no later than January 27, 1999 and the proposals must meet certain eligibility requirements under the rules of the Securities and Exchange Commission. Proposals must be addressed to Weiner's Stores, Inc., 6005 Westview Drive, Houston, TX 77055, to the attention of the Corporate Secretary.


                                           By Order of the Board of Directors


                                           Raymond J. Miller
                                           Secretary

                              WEINER'S STORES, INC.
                    6005 WESTVIEW DRIVE, HOUSTON, TEXAS 77055
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


      The undersigned hereby appoints Raymond J. Miller and Michael S. Marcus,

as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of Common

Stock of Weiner's Stores, Inc. (the "Company") held of record by the undersigned on May 4, 1998, at the Annual Meeting of Stockholders to be held on June 25,

1998, or any adjournments thereof.


                        (To Be Signed on Reverse Side)

A [X]   Please mark your votes
        as in this example.

                           WITHHOLD
                  FOR      AUTHORITY                                                                FOR      AGAINST     ABSTAIN
(1) ELECTION OF                          NOMINEES: Herbert R. Douglas         (2) PROPOSAL NO. 2
    DIRECTORS                                      Raymond J. Miller                                ---        ---         ---
                  ---        ---                   Merwin F. Kaminstein
    FOR, except vote withheld from                 Randall L. Lambert
    the following nominees:                        Gasper Mir
                                                   F. Hall Webb
    ------------------------------                 Melvyn L. Wolff








SIGNATURE                     DATE          , 1998                                   DATE          , 1998
          -------------------      ---------         -------------------------------      ---------
                                                       SIGNATURE IF HELD JOINTLY


  NOTE: Please sign exactly as name appears on the certificates representing shares to be voted by this proxy, as show on the label above. When signing as an executor, administrator, attorney, trustee or guardian, please give full name as such. If a corporation, please sign full corporate name by president or other authorized offer. If a partnership, please sign in partnership name by authorized person(s).